EXHIBIT 99.1

For further information contact:
C. Scott Webster – Dreyer’s Grand Ice Cream Holdings, Inc., Investor Relations – 510 450 4545
Dori Sera Bailey — Dreyer’s Grand Ice Cream Holdings, Inc., Media Relations – 510 601 4241

DREYER’S GRAND ICE CREAM TO ACQUIRE SILHOUETTE BRANDS, INC.

(OAKLAND, Calif. – July 26, 2004) – Dreyer’s Grand Ice Cream Holdings, Inc. (“Dreyer’s Holdings”) (NNM: DRYR), and Silhouette Brands, Inc. (“Silhouette Brands” or “Silhouette”) (Pink Sheets: SIHB.PK) announced today that Silhouette Brands and Dreyer’s Grand Ice Cream, Inc. (“Dreyer’s”) have entered into an agreement for Dreyer’s to acquire Silhouette Brands, whose product line consists of frozen ice cream snack products.

Dreyer’s and Silhouette Brands have executed a definitive agreement whereby each share of common stock of Silhouette Brands will be converted into the right to receive approximately $4.76 in cash and each share of preferred stock of Silhouette Brands will be converted into the right to receive approximately $6.56 in cash. Following the closing of the transaction, notification of the transaction and information concerning the price paid for Silhouette Brands’ stock and statutory appraisal rights will be sent to all stockholders of Silhouette Brands. The transaction has been approved by the boards of directors of both Silhouette Brands and Dreyer’s Holdings and the holders of a majority of the outstanding stock of Silhouette Brands.

Silhouette Brands has been one of the fastest growing frozen snack companies in the U.S. Founded in 1994, Silhouette Brands has successfully marketed low fat and low carb ice cream snacks under its distinctive brands, Skinny Cow® and Skinny Carb®. Consumers across the U.S. have become increasingly drawn towards low fat and low carb food alternatives within an overall trend of more health-conscious eating. The frozen snack portion of the ice cream business has experienced this same trend. The “better-for-you” segment is the fastest growing portion of the frozen snack category in the grocery channel with growth of 40% in 2003. Silhouette Brands has led this trend successfully and Skinny Cow is the leading brand among all better-for-you frozen snacks in the grocery channel today.

Prior to the acquisition, Dreyer’s acted as the national distributor for Silhouette Brands. Following this acquisition, Dreyer’s anticipates significant administrative, selling and management synergies, reduced costs and raw material sourcing improvements.

“Silhouette Brands has successfully navigated the health-conscious trends in the frozen snack business and has built the first nationally-recognized low fat & low carb frozen snack brands,” commented Thomas M. Delaplane, executive vice-president of sales for Dreyer’s. “We welcome the addition of these strong brands to the Dreyer’s frozen snack portfolio and feel that they add significant breadth to the ice cream assortment that Dreyer’s offers consumers and retailers across the country.”

“Skinny Cow has been the fastest growing partner brand in Dreyer’s portfolio of distributed brands in recent years,” said Alberto Romaneschi, Dreyer’s chief financial officer. “Today’s acquisition represents both a significant marketing opportunity for additional growth of Silhouette’s leading brands and a significant financial opportunity to realize strong synergies.”

Silhouette Brands’ founders, Marc Wexler and Sam Pugliese commented that, “Dreyer’s has been an essential partner in Silhouette’s growth by providing direct-store-distribution for many years. We are delighted that they will be taking our brands both to the next level in the grocery channel and forward into a variety of other channels where our brands have not yet had the resources to penetrate. We believe that a sale of Silhouette at this time and the transaction with Dreyer’s are in the best interests of Silhouette stockholders and that the negotiated per share purchase prices are fair to our stockholders. We thank the Silhouette stockholders, employees and loyal customers for their support during the past ten years.”

Tennyson West LLC, in conjunction with Keating Securities LLC, provided financial advice to Silhouette Brands Inc. in this transaction.

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Dreyer’s Grand Ice Cream Holdings, Inc. (Dreyer’s) (NNM:DRYR) and its subsidiaries manufacture and distribute a full spectrum of ice cream and frozen dessert products. Brands of frozen dessert products currently manufactured and distributed by Dreyer’s in the United States include Grand, Grand Light®, Häagen-Dazs®, Nestlé® Drumstick®, Nestlé Crunch®, Butterfinger®, Baby Ruth®, Toll House®, Carnation®, Push-Up®, Dole®, Homemade and Starbucks®. The Company’s premium products are marketed under the Dreyer’s brand name throughout the western states and Texas, and under the Edy’s® name throughout the remainder of the United States. Internationally, the Dreyer’s brand extends to select markets in the Far East and the Edy’s brand to the Caribbean and South America. For more information on the Company, please visit www.dreyersinc.com.

Edy’s, the Dreyer’s and Edy’s logo design, Grand Light, Slow Churned, and Homemade, are all trademarks or trade names of Dreyer’s Grand Ice Cream, Inc. The Nestlé and Häagen-Dazs trademarks in the U.S are licensed to Dreyer’s by Nestlé. All other trademarks and trade names are owned by their respective companies and licensed to Dreyer’s. © 2004 by Dreyer’s Grand Ice Cream Holdings, Inc. All rights reserved.

Silhouette Brands Inc. is one of the largest and fastest growing frozen novelty companies in the U.S. It sells low fat and low carb ice cream snacks under its distinctive brands, Skinny Cow® and Skinny Carb®. Based in New York City, the company was founded in 1994 by Marc Wexler and Sam Pugliese. For further information on the Company and its products, visit its Web site: www.skinnycow.com.

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Forward-Looking Statements:

Certain statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations, beliefs, intentions, or strategies regarding the future. Such forward-looking statements involve known and unknown risks and uncertainties at the time such statements are made which may cause the company’s actual actions or results to differ materially from those contained in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the ability of Dreyer’s to capitalize on potential synergies and efficiencies in its manufacturing and distribution operations without negatively affecting sales, the success of the company’s marketing and promotion programs and competitors’ responses and market conditions affecting the prices of the company’s products.

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